Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Kimberly M. Brown, Director, Investor Relations
(617) 796-8234
www.snhreit.com

Senior Housing Properties Trust Closes $350 Million Unsecured Term Loan

Newton, MA (May 30, 2014):  Senior Housing Properties Trust (NYSE: SNH) today announced the closing of a $350 million unsecured term loan.  The loan matures on January 15, 2020 and is prepayable, without penalty, at any time.  The interest rate on the term loan will be at LIBOR plus 140 basis points, subject to adjustments based on changes to SNH’s unsecured debt ratings.  SNH expects to use the net proceeds of the term loan to repay amounts outstanding under its revolving credit facility, to repay certain existing mortgage notes and for general business purposes.

Jefferies Finance LLC and Wells Fargo Securities served as Joint Lead Arrangers for the term loan, and banks participating in the new loan are as follows:

Name of Institution	Title

Wells Fargo Bank, N.A.	Lead Arranger / Administrative Agent

Royal Bank of Canada	Documentation Agent

Citibank, N.A.	Documentation Agent

PNC Bank, National Association	Documentation Agent

Mizuho Bank, Ltd.	Documentation Agent

BBVA Compass Bank	Documentation Agent

Regions Bank	Documentation Agent

RBS Citizens, N.A.	Lender

Sumitomo Mitsui Banking Corporation	Lender

Bank Hapoalim	Lender

Mega International Commercial Bank Co., Ltd. New York Branch	Lender

Bank of Taiwan, Los Angeles Branch	Lender

First Tennessee Bank N.A.	Lender

Land Bank of Taiwan Los Angeles Branch	Lender

First Commercial Bank, New York Branch	Lender

Senior Housing Properties Trust is a real estate investment trust, or REIT, which owns independent and assisted living communities, medical office buildings, nursing homes, and wellness centers throughout the United States.  SNH is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE INCLUDE STATEMENTS REGARDING SNH’S EXPECTED USE OF NET PROCEEDS OF THE TERM LOAN.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS AND SOME OF THESE FACTORS ARE BEYOND SNH’S CONTROL. FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  YOU SHOULD NOT PLACE UNDUE RELIANCE UPON SNH’S FORWARD LOOKING STATEMENTS.  EXCEPT AS MAY BE REQUIRED BY LAW, SNH DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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